Exhibit 99.1

Avocent to Acquire 2C Computing

Acquisition Includes Products Based on Patented Split Computer Technology

HUNTSVILLE, Ala. (August 5, 2002) - Avocent Corporation (Nasdaq: AVCT) today announced that it signed a definitive agreement to acquire 2C Computing, Inc. for approximately $22.8 million in cash. 2C has developed digital extension technology that splits the PCI bus of a PC and allows the PC motherboard, processor, hard drive, etc. to be located at a distance from the user and connected using CAT 5 or fiber cable. 2C licensed the base technology from Avocent in early 2000 and recently began shipping its first product. The acquisition is contingent upon the approval of 2C’s shareholders and is expected to close on or before August 20, 2002.

“The acquisition of 2C will expand our digital product solutions for remote control of desktop PCs,” stated John R. Cooper, president and chief executive officer of Avocent Corporation. “The 2C solution provides a significant advance in technology and user control compared with traditional analog KVM extension solutions. By splitting the PCI bus, 2C’s product provides full peripheral support at the remote desktop in addition to KVM capabilities. The acquisition of 2C places Avocent in the forefront of providing a remote access solution that allows companies to centralize their desktop computing infrastructure for better management and control without sacrificing the “user experience” of direct connection to the computer.”

The 2C product line includes a “Cstation(TM)” box that is about the size of a monitor stand and is located at the remote user’s location. It is connected via CAT 5 or fiber cable to a PCI card in the remote PC. At the user’s location, the keyboard, video and mouse are plugged into the Cstation that also includes USB, serial, audio, and parallel device connectivity. Video quality of the Cstation is superior to any other current extension technology on the market since the video card is included in the Cstation at the user’s desk. Initial applications for the product include trading floors where space is at a premium, industrial plant control environments that benefit from remote computers due to harsh environments, and government installations that require high security afforded through the remote location of the computer and hard disk.

“We believe Avocent has significant opportunities to develop further the 2C product and markets,” continued Mr. Cooper. “We plan to establish a ‘Digital Desktop Division’ that will be responsible for continued development, sales, and marketing of the 2C product. The new division will include key personnel from 2C and Avocent’s Trading Floor Solutions Group. The division will also include the strong research and development capabilities of 2C supplemented by Avocent’s ASIC and digital video compression capabilities. We believe Avocent’s expertise in delivering IP-based solutions along with the 2C technology will allow us to expand our product offerings to the enterprise desktop market, one considerably larger than the server market we support today. We also believe the 2C technology will play a significant role in our technology roadmap for providing connectivity and management solutions for ‘blade’ computers.”

Don Davidson, president of 2C, will become president of the “Avocent Digital Desktop Division” upon completion of the acquisition. He will be joined by key employees of 2C, including Chandler Hall, vice president, who will focus on product marketing, and Gary Shelton, who will continue as vice president of engineering. Karen Holland, vice president of sales for Avocent’s Trading Floor Solutions Group, will join the new division in a similar role. Operations and finance of 2C will be consolidated with Avocent’s Huntsville operations.

2C began shipping its latest product in April 2002. One of the markets that has shown considerable interest is the financial trading market. The ability to remotely locate computers to free up space and remove heat and noise from under the trader’s desk without sacrificing video quality has been a key selling point. The 2C product also allows a multi-head card to drive multiple monitors that are common on trading desks. Additional information about 2C is available at www.2Ccomputing.com. Conference Call

Avocent will discuss this release in a teleconference call today at 9:30 a.m. (central time). To listen to the call, participants should dial (800) 946-0744 or 719-457-2651 approximately 10 minutes prior to the start of the call. A telephonic replay will be available from 11:30 a.m. (central time) August 5, 2002, through 6:00 p.m. (central time) August 6, 2002, by dialing (888) 203-1112 or (719) 457-0820 and entering reservation number 502480. About Avocent Corporation

Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers, and financial institutions worldwide. Branded products include switching, extension, remote access, and video display solutions. Additional information is available at: www.avocent.com . Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding anticipated closing of the acquisition, earnings expectations, market opportunity, the potential market for Avocent’s products and technology in the future, product development and new product introductions, and engineering and design activities. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, and risks related to OEM sales. Other factors that could cause operating and financial results to differ are described in Avocent’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Contact:	Dusty Pritchett
Senior Vice President of Finance and CFO
256-217-1300